EXHIBIT 5.1

[STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

July 11, 2002

Fidelity National Information Solutions, Inc.
4050 Calle Real
Santa Barbara, California 93105

         Re: Registration Statement on Form S-8

Dear Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Fidelity National Information Solutions, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,025,619 shares of the Company’s common stock, $.001 par value (“Common Stock”), issuable under the Micro General Corporation 1998 Stock Incentive Plan (the “1998 Plan”) and the Micro General Corporation 1999 Stock Incentive Plan (the “1999 Plan” and, together with the 1998 Plan, the “MGEN Plans”).

         We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

         Based on the foregoing, it is our opinion that the 1,025,619 shares of Common Stock, when issued under the MGEN Plans against full payment therefor in accordance with the respective terms and conditions of the MGEN Plans, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stradling Yocca Carlson & Rauth

STRADLING YOCCA CARLSON & RAUTH